Exhibit 5 - Opinion re Legality

May 12, 1998

Northeast Utilities
107 Selden Street
Berlin, Connecticut 06037

Dear Sirs:

     In connection with the proposed offering and sale by Northeast Utilities (the "Company") of up to 3,000,000 of its common shares, $5.00 par value (the "Shares") pursuant to the terms of the Northeast Utilities Incentive Plan ("Plan"), the Company is filing with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") with which this opinion is to be included as an Exhibit.

     As your counsel, I am generally familiar with the corporate proceedings of the Company and generally familiar with the Plan.

     In my opinion, after the Registration Statement shall have been filed with the Commission and shall have become effective, and assuming due authorization by the Compensation Committee of the Company's Board of Trustees (or its delegate) of Grants (as defined in the Plan) pursuant to the Plan, and the due issuance, sale and delivery of the Shares underlying such Grants to the purchaser, purchasers, grantee or grantees thereof in accordance with the terms of the Plan and receipt of the consideration therefor by the Company, the Shares will have been legally issued and will be fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the making of statements with reference to me under the heading "Legal Opinion" in the related prospectus.


Very truly yours,
/s/Richard M. Early
Senior Counsel
Northeast Utilities Service Company